SELECTED FINANCIAL HIGHLIGHTS

                                            2000            1999            1998            1997            1996

---------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income                       $ 26,726,048    $ 22,255,896    $ 20,359,202    $ 19,593,582    $ 18,518,905
  Interest expense                        15,921,684      10,953,649       9,596,722       8,975,812       8,548,742
                                        ------------    ------------    ------------    ------------    ------------
  Net interest income                     10,804,364      11,302,247      10,762,480      10,617,770       9,970,163
  Provision for loan losses                  448,000         597,840         615,000         240,000         187,500
                                        ------------    ------------    ------------    ------------    ------------
  Net interest income after provision
   for loan losses                        10,356,364      10,704,407      10,147,480      10,377,770       9,782,663
  Noninterest income                       7,913,046      10,911,443       9,757,388       5,574,499       3,820,141
  Noninterest expense                     15,945,347      17,864,554      15,826,736      13,135,227      10,818,341
                                        ------------    ------------    ------------    ------------    ------------
  Income before income taxes               2,324,063       3,751,296       4,078,132       2,817,042       2,784,463
  Income tax provision                       576,531         905,249       1,103,783         677,550         756,040
                                        ------------    ------------    ------------    ------------    ------------
  Net income                            $  1,747,532    $  2,846,047    $  2,974,349    $  2,139,492    $  2,028,423
                                        ============    ============    ============    ============    ============
CONSOLIDATED BALANCE SHEET DATA, AT
 YEAR END
  Assets                                $387,946,570    $375,619,201    $317,853,989    $287,907,392    $267,157,160
  Loans, net of unearned income          278,019,898     260,005,257     210,800,847     170,834,248     151,994,152
  Deposits                               292,024,141     262,449,865     236,979,025     234,470,405     225,785,080
  Stockholders' equity                    30,482,004      29,884,577      30,872,528      29,792,234      28,070,450
PER SHARE DATA: (a)
  Number of shares of Common Stock
   outstanding, at year-end                2,707,733       2,776,904       2,829,488       2,908,550       2,928,969
  Net income:
    Basic                               $       0.64    $       1.01    $       1.04    $       0.73    $       0.70
    Diluted                                     0.64            1.01            1.04            0.73            0.70
  Cash dividends declared                     0.3550          0.3075          0.2850          0.2550          0.2000
  Book value, at year end                      11.26           10.76           10.91           10.24            9.58
Performance and Capital Ratios:
  Return on average assets                      0.46%           0.85%           1.00%           0.78%           0.78%
  Return on average shareholders'
   equity                                       5.87            9.15            9.71            7.39            7.47
  Net yield on interest earning assets
   (b)                                          3.23            4.01            4.38            4.51            4.36
  Average stockholders' equity to
   average total assets                         7.85            9.26           10.32           10.51           10.41
  Year-end capital to year-end risk-
   weighted assets:
    Tier 1                                     11.03           10.99           15.02           15.89           16.76
    Total                                      12.17           12.38           16.75           17.14           18.01
  Year-end Tier 1 leverage ratio                7.75            7.30            9.40            9.43           10.05
  Cash dividend declared to net income         55.58           30.37           27.63           35.07           28.99
ASSETS QUALITY RATIOS:
  Allowance for loan losses, at
   year-end to:
    Total loans, net of unearned
     income                                     1.09%           1.09%           1.13%           1.35%           1.47%
    Nonperforming, restructured and
     past-due loans                           119.19           201.3           111.0          222.49          233.61
  Net charge-offs to average total
   loans, net of unearned income                0.09            0.07            0.28            0.10            0.12
  Nonperforming, restructured and
   past-due loans to total loans, net
   of unearned income, at year-end              0.91            0.54            1.02            0.61            0.63

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(a) Per share amounts and common shares outstanding have been adjusted to retroactively reflect the effect of a 5% stock dividend declared by the Board of Directors on January 22, 1998, as well as stock split in the form of a 100% stock dividend declared July 22, 1999.

(b) Interest on investments and loans is presented on a fully taxable equivalent basis, using regular income tax rates.

2